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                                                                   EXHIBIT 10.27

                          EXECUTIVE RETENTION AGREEMENT

THIS EXECUTIVE RETENTION AGREEMENT ("Agreement") by and between CMGI, Inc., a Delaware corporation (the "Company") headquartered 100 Brickstone Square, Andover, Massachusetts and Peter L. Gray (the "Executive"), is made as of August 28, 2002.

     WHEREAS, the Board of Directors of the Company (the "Board") has determined that Executive plays a critical role in the operations of the Company; and

     WHEREAS, the Board has determined that appropriate steps should be taken to reinforce and encourage the continued employment and dedication of the Executive.

     NOW, THEREFORE, as an inducement for and in consideration of the Executive remaining in its employ, the Company agrees that the Executive shall receive the severance benefits set forth in this Agreement in the event the Executive's employment with the Company is terminated under the circumstances described below.

1. Not an Employment Contract. The Executive acknowledges that this Agreement does not constitute a contract of employment or impose on the Company any obligation to retain the Executive as an employee and that this Agreement does not prevent the Executive from terminating his employment. Executive understands and acknowledges that he is an employee at will and that either he or the Company may terminate the employment relationship between them at any time and for any reason.

2. Severance Pay.

(a) Severance Pay Following a Change in Control. In the event a Change in Control (as defined below) occurs and, within one (1) year thereafter, the employment of the Executive is terminated by the Company for a reason other than for Cause (as defined below) or by the Executive for Good Reason (as defined below), then the Company shall pay to the Executive (as severance pay) a lump sum payment equal to his then current base salary multiplied by two (2), within 30 days after the Termination Date (as defined below). The Company shall also pay to the Executive as severance pay (as soon as practicable after determination of the level of payouts under the Company's bonus plan for the fiscal year in which the Termination Date occurs) an amount equal to the Bonus (as defined below) multiplied by a fraction, the numerator of which shall be the number of complete months that the Executive was employed by the Company during the fiscal year in which the Termination Date occurs and the denominator of which shall be twelve (12). Additionally, on the Executive's last day of employment, the vesting of each of the stock options to purchase shares of common stock of the Company set forth on Exhibit A hereto shall be accelerated in full, such that the Executive shall be entitled to exercise such stock options (in accordance with the exercise terms and conditions set forth in the option agreement and/or plan pursuant to which such stock options were granted) to the same extent as he would have been entitled had he been continuously employed by the Company until the end of the vesting period related to each such stock option. The Executive agrees that after the Termination Date, but prior to payment of the severance pay, bonus and acceleration of stock options called for by this paragraph, he shall execute a release, based on the Company's standard form severance agreement, of any and all claims he may have against the Company and its officers, employees, directors, parents and affiliates.

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Executive understands and agrees that the payment of the severance pay, bonus and the acceleration of options called for by this paragraph are contingent on his execution of the previously described release of claims. In the event of any termination of employment giving rise to a severance payment pursuant to this
Section 2(a), with respect to the options set forth on Exhibit A, the Executive shall have the right to exercise any vested options within a 12-month time period following such termination of employment, unless the options terminate sooner by the terms of the underlying option agreement.

(b) Severance Pay Absent a Change in Control. In the event the employment of the Executive is terminated by the Company for a reason other than for Cause (as defined below), then the Company shall continue to pay to the Executive (as severance pay), his regular bi-weekly base salary as in effect on the Executive's last day of employment (exclusive of bonus or any other compensation), for one (1) year following the Termination Date (as defined below). If in connection with such termination, the Executive receives WARN notice which entitles him to 60 days of salary continuance and benefits ("WARN Benefits") and the Company does not require the Executive to work during such 60 day time period, in addition to the WARN Benefits the Executive will be entitled to ten (10 months) of severance pay at his then-current base salary (which shall be a total of 1 year of base salary in total). The Company shall also pay to the Executive as severance pay (as soon as practicable after determination of the level of payouts under the Company's bonus plan for the fiscal year in which the Termination Date occurs) an amount equal to the Bonus (as defined below) multiplied by a fraction, the numerator of which shall be the number of complete months that the Executive was employed by the Company during the fiscal year in which the Termination Date occurs and the denominator of which shall be twelve
(12). Unless the parties agree otherwise, the severance pay provided for in the first sentence of this Section 2(b) shall be paid in installments, in accordance with the Company's regular payroll practices. The Executive agrees that after the Termination Date, but prior to payment of the severance pay and bonus called for by this paragraph, he shall execute a release, based on the Company's standard form severance agreement, of any and all claims he may have against the Company and its officers, employees, directors, parents and affiliates. Executive understands and agrees that the payment of the severance pay and bonus called for by this paragraph are contingent on his execution of the previously described release of claims. In the event of any termination of employment giving rise to a severance payment pursuant to this Section 2(b), with respect to the options set forth on Exhibit A, the Executive shall have the right to exercise any vested options within a 12-month time period following such termination of employment, unless the options terminate sooner by the terms of the underlying option agreement.

(c) Sole Remedy. The payment to the Executive of the amounts payable under this
Section 2 (and applicable acceleration of options) shall constitute the sole remedy of the Executive in the event of a termination of the Executive's employment by the Company or a resignation by the Executive that results in payment of benefits under this Section 2.

3. Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

(a) "Bonus" shall mean the amount that the Executive would have been entitled to receive under the Company's bonus plan in effect for the fiscal year in which the Termination Date occurred, if the Termination Date had not occurred and the Executive had been employed for the entire fiscal year, determined in accordance with the terms of such bonus plan.

(b) "Cause" shall mean a good faith finding by the Board of Directors of the Company after giving the Executive an opportunity to be heard, of: (i) gross negligence or willful misconduct by

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Executive in connection with his employment duties, (ii) failure by Executive to perform his duties or responsibilities required pursuant to his employment, after written notice and an opportunity to cure, (iii) mis-appropriation by Executive for his personal use of the assets or business opportunities of the Company, or its affiliates, (iv) embezzlement or other financial fraud committed by Executive, (v) the Executive knowingly allowing any third party to commit any of the acts described in any of the preceding clauses (iii) or (iv), or (vi) the Executive's indictment for, conviction of, or entry of a plea of no contest with respect to, any felony.

(c) "Good Reason" shall mean: (i) the unilateral relocation by the Company of the Executive's principal work place for the Company to a site more than 60 miles from Andover, Massachusetts; (ii) a reduction in the Executive's then current base salary, without the Executive's consent; or (iii) the Executive's assignment to a position where the duties of the position are outside his area of professional competence.

(d) "Change in Control" shall mean the consummation of any of the following events during the Employment Period: (i) a sale, lease or disposition of all or substantially all of the assets of the Company, or (ii) a sale, merger, consolidation, reorganization, recapitalization, sale of assets, stock purchase, contribution or other similar transaction (in a single transaction or a series of related transactions) of the Company with or into any other corporation or corporations or other entity, or any other corporate reorganization, where the stockholders of the Company immediately prior to such event do not retain (in substantially the same percentages) beneficial ownership, directly or indirectly, of more than fifty percent (50%) of the voting power of and interest in the successor entity or the entity that controls the successor entity, provided, however, that no Change in Control shall be deemed to have occurred due to the conversion or payment of any equity or debt instrument of the Company which is outstanding on the date hereof.

(e) "Termination Date" shall mean the Executive's last day on the payroll of the Company.

4. Miscellaneous.

(a) Notices. Any notices delivered under this Agreement shall be deemed duly delivered four business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent for next-business day delivery via a reputable nationwide overnight courier service, in each case to the address of the recipient set forth in the introductory paragraph hereto. Either party may change the address to which notices are to be delivered by giving notice of such change to the other party. All notices to the Company shall also be addressed to the Company's General Counsel, or if the Executive holds the position of General Counsel as of the Termination Date, the Company's Chief Financial Officer.

(b) Pronouns. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa.

(c) Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement.

(d) Amendment. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Executive.

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(e) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts. Any action, suit or other legal arising under or relating to any provision of this Agreement shall be commenced only in a court of the Commonwealth of Massachusetts (or, if appropriate, a federal court located within Massachusetts), and the Company and the Executive each consents to the jurisdiction of such a court. The Company and the Executive each hereby irrevocably waive any right to a trial by jury in any action, suit or other legal proceeding arising under or relating to any provision of this Agreement.

(f) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation with which or into which the Company may be merged or which may succeed to its assets or business, provided, however, that the obligations of the Executive are personal and shall not be assigned by him or her.

(g) Waivers. No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

(h) Captions. The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

(i) Severability. In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

     THE EXECUTIVE ACKNOWLEDGES THAT HE HAS CAREFULLY READ THIS AGREEMENT AND UNDERSTANDS AND AGREES TO ALL OF THE PROVISIONS IN THIS AGREEMENT.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth above.

                                                     CMGI, Inc.

                                                     By: /s/ Jeffrey Yanagi
                                                         ------------------

                                                     Title: EVP HR




                                                     /s/ Peter L. Gray
                                                     -----------------
                                                     Peter Gray

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                                    EXHIBIT A

Options to purchase CMGI Common Stock granted on:

March 4, 2002

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